Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hexcel Corporation 2016 Employee Stock Purchase Plan (as amended and restated effective May 8, 2025) of Hexcel Corporation of our reports dated February 5, 2025, with respect to the consolidated financial statements of Hexcel Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of Hexcel Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

June 13, 2025